EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (No. 333-__) on Form S-8 of Aemetis, Inc. of our report dated March 29, 2018, relating to the consolidated financial statements of Aemetis, Inc., included in the Annual Report on Form 10-K of Aemetis, Inc. for the year ended December 31, 2017.

/s/ RSM US LLP

Des Moines, Iowa
March 29, 2018